                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

       Certification and Notice of Termination under Section 12(g) of the
          Securities Exchange Act of 1934 or Suspension of Duty to File
                   Reports Under Sections 13 and 15(d) of the
                         Securities Exchange Act of 1934

                           Commission File No. 1-6856

                                   ANDAL CORP.
             (Exact name of registrant as specified in its charter)

         630 Fifth Avenue, New York, NY 10111, Telephone (212) 218-2811 (Address, including zip code, and telephone number, including area code, of principal executive offices)


                    Common Stock, par value $20.00 per share
            (Title of each class of securities covered by this Form)

                                      None
   (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)   /X/             Rule 12h-3(b)(1)(ii)    / /
        Rule 12g-4(a)(1)(ii)  /X/             Rule 12h-3(b)(2)(i)     / /
        Rule 12g-4(a)(2)(i)   / /             Rule 12h-3(b)(2)(ii)    / /
        Rule 12g-4(a)(2)(ii)  / /             Rule 15d-6              / /
        Rule 12h-3(b)(1)(i)   / /



         Approximate number of holders of record as of the certificate or notice date: 30

         Pursuant to the requirement of the Securities Exchange Act of 1934, Andal Corp. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                             ANDAL CORP.


November 23, 1998
                                             By: /s/ Alan N. Cohen
                                                 -------------------------------
                                                 Alan N. Cohen, President